Exhibit 10.40

July 17, 2008

Pirkko Karhunen Wippermann

331 Margo Lane

Berwyn, PA 19312

Dear Pirkko,

All of us here are delighted to extend this offer of employment to you and have you join us in Bellevue! We’re equally excited at the prospect of you leading the Design Division toward the goal of restoring this iconic brand to its rightful place of prominence.

Pending final Board of Director approval, this letter will confirm Neil Fiske’s verbal offer of employment you to become Senior Vice President (SVP) - Design, reporting directly to Neil. Your starting salary will be $400,000 annually, or $15,384.61 per pay period. Eddie Bauer has 26 pay periods per year, so your monthly salary will vary slightly.

As SVP you are eligible to participate in the 2008 Annual Short-Term Incentive Plan. The target percentage for this plan is 70%. As discussed, we will guarantee your 2008 incentive payout at $115,000. This will be paid at the time the annual incentive is paid out to all eligible associates in 2009.

In addition, you are also eligible to participate in our stock incentive programs. As part of this program, you will be eligible to receive restricted stock units (RSUs), and time vested options. Pending Board of Director approval, you will be eligible to receive 20,000 RSUs which will vest on the fourth anniversary of your grant date, and 30,000 time vested options with a four year ratable vest starting on the anniversary of your grant date.

As an officer of the Company you will also be eligible to participate in the following currently offered executive programs. The plans highlighted here are detailed in plan documents. Please refer to those documents for more information. Nothing said here is intended to alter their meaning and in the event of any conflict, the terms of the legal plan documents control. The Company reserves the right to amend or terminate the plans at any time.

•	Annual Executive Allowance: provides $14,000 annually, paid in equal installments of $538.46 per pay period (prorated for the periods remaining in the year from your start date).

•	Change-in-Control Plan: protects the financial interests of our key executives. The plan provides two times base salary and bonus as well as benefit protection in the event of a change-in-control.

•

Deferred Compensation: provides an opportunity to accumulate capital by investing pretax dollars for distribution at a future date. You can defer a portion of your cash compensation as well as restricted stock unit awards on a pre-tax basis.

Offer Letter – Pirkko Karhunen Wippermann

Page Two

Also included in our offer is a wide array of benefits that are effective 30 days after your start date projected as August 11, 2008, including eligibility to participate in our 401(k) plan.

Pirkko, we’re extremely happy about you joining us in this important role as a member of the new Eddie Bauer Senior Management Team! And we’re also absolutely certain that you’ll make an enormously positive contribution to, as Neil says, ‘building the company and culture around the things we love to do!’

Sincerely,

Tom Helton
SVP, Chief Human Resources Officer

Attachments

cc: HR File

Accepted and Agreed:

/s/ Pirkko Karhunen	07-18-2008
Pirkko Karhunen, An Individual	Date

This letter does not constitute an employment contract. The employment relationship is “at will” and either party may terminate the relationship with or without cause or notice. No representative of Eddie Bauer, Inc. other than the Senior Vice President of Human Resources has the authority to make an exception to this, and such exception must be in writing and signed by the Senior Vice President of Human Resources.